EXHIBIT TO FORM N-SAR


At a meeting held on December 14, 2005, the Board of Trustees of Oppenheimer Limited Term California Municipal Fund (the "Fund") appointed KPMG LLP as the independent registered public accounting firm to the Fund for the 2006 fiscal year to replace the firm of Ernst & Young LLP, who were dismissed as the independent registered public accounting firm to the Fund. This change in the Fund's auditors was approved by the Fund's audit committee and ratified by the Fund's independent Trustees.

The reports of Ernst & Young LLP on the Fund's financial statements for the fiscal period February 25, 2004 (commencement of operations) through July 31, 2004 and fiscal year ended July 31, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund's fiscal period February 25, 2004 (commencement of operations) through July 31, 2004 and fiscal year ended July 31, 2005, there were no disagreements between the Fund and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in their report nor were there any "reportable events" as that term is described in Item 304
(a)(1)(v) of Regulation S-K.

The Fund did not consult with KPMG LLP during the fiscal period February 25, 2004 (commencement of operations) through July 31, 2004 and fiscal year ended July 31, 2005 on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements.

The Fund requested that Ernst & Young LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated September 29, 2006, is filed as an exhibit to this Form N-SAR